Exhibit 10.2

Form of Amendment to Employment Agreement

This Amendment to Employment Agreement (this "Amendment") dated as of July 31, 2013 ("Effective Date"), by and between PharmAthene, Inc., a Delaware corporation ("Company") and Linda Chang ("Executive"). Executive and Company are sometimes each referred to in this Amendment as a "Party" and collectively as the "Parties."

Background

WHEREAS, the Parties are parties to that certain Employment Agreement dated as of February 12, 2012 (the "Employment Agreement");

WHEREAS, on May 9, 2012 the Board of Directors of the Company ("Board") adopted a severance plan to provide certain benefits to our Chief Executive Officer and certain other executive officers of the Company that applies in the event of a change of control of the Company (the "Severance Plan");

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement") among the Company and Theraclone Sciences, Inc. as of the date hereof pursuant to which Theraclone Sciences, Inc. will become a wholly-owned subsidiary of the Company (the "Merger");

WHEREAS, the Board, pursuant to the authority reserved in the Severance Plan, is terminating the Severance Plan effective upon the consummation of the Merger; and

WHEREAS, the Parties desire to clarify and memorialize the severance benefits, if any, to which the Executive would be entitled upon termination of her employment following the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                  The Parties agree that Section 9 of the Employment Agreement is hereby amended effective immediately prior to the consummation of the Merger substnatially in accordance with the terms of the Merger Agreement while Executive is employed by the Company to add the following new subsections e, f and g to the end thereof to read as follows:

e.                  Termination Without Cause or Termination for Good Reason Following a Change in Control. Following a Change in Control (as defined below), if requested by the Company’s successor or acquirer, as applicable, the Executive shall negotiate a new employment agreement in form and substance acceptable to the Executive in all respects in her sole discretion. In the event the Company and the Executive fail to enter into such new employment agreement within ninety (90) days of the Change in Control and during the Employment Period a Termination Without Cause or a termination of the Executive’s employment for Good Reason occurs on or within twelve months of the consummation of the Change in Control, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9a hereof and a lump sum cash payment for Executive’s unused vacation at the rate of her base salary in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination), (ii) a lump sum payment equal to the amount of the Executive’s base salary as in effect immediately prior to such termination (but without giving effect to any reduction in base salary that triggered a Good Reason termination) for a period of eighteen (18) months, payable within 60 days of the effective date of such termination (subject to Section 24), (iii) a lump sum payment equal to one and one half (1.5) times the Executive’s Target Bonus Amount as in effect immediately prior to such termination and a payment for the prior fiscal year to the extent that bonuses have not previously been paid on or before the date of termination (and in the case of the bonus in respect of the prior fiscal year to the extent such bonus has been earned), payable within 60 days of the date of termination (subject to Section 24), (iv) all equity-based awards held by Executive will be deemed fully vested as of the date of termination and each outstanding stock option shall remain exercisable for three years following the date of Executive ceases to perform services for the Company in any capacity (i.e., as an employee, a non-employee director or consultant), but not later than the earlier of ten years after such option was granted or its original expiration date, (v) to the extent that the Executive has elected and is continuing to receive COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Code, the Company shall reduce the COBRA premiums that the Executive is required to pay following her termination of employment to that amount that the Company charges its active employees for the same level of group health coverage during the 18 month period following the Executive’s termination, and (vi) a lump sum payment equal to the costs associated with 18 months use of an automobile, payable within 60 days of the date of termination (subject to Section 24). Notwithstanding the foregoing, the severance benefits described in clause (ii), (iii), (iv), and (vi) above and the COBRA premium subsidy described in clause (iv) above shall be provided in consideration for, and expressly conditioned upon, the Executive’s execution of a binding General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within 45 days of the Executive’s termination of employment. Subject to Section 24, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive will receive the severance benefits described in clauses (ii), (iii) and (vi) above shall be paid 60 days after the Executive's termination of employment. In addition, to the extent that the Executive paid the full premium for her COBRA coverage during the first 60 days after her termination of employment, the Company will reimburse the Executive for the COBRA premiums subsidy paid by the Executive during the first 60 days after her termination of employment at the same time that the Executive receives the payments required under clauses (ii), (iii) and (vi) above. If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance payments and the Executive will be required to pay 102% of the applicable premium (as defined in Code Section 4980B) for any COBRA continuation coverage elected by the Executive.

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For purposes of this Section 9e, Change of Control shall mean as used herein, “Change in Control” means: (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; (ii) a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property; (iii) the sale or other disposition of all or substantially all of the assets of the Company; provided, however, that any such transaction will not constitute a Change of Control for this Section 9e unless it also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), a change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(1), or a change in ownership of a substantial portion of the Company's assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

f.            Rabbi Trust. Immediately upon consummation of a Change of Control (as defined in Section 9e above) during the Employment Period, the Company shall establish an irrevocable grantor trust (a "rabbi trust"), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute the sum of (i) 18 (eighteen) months of base salary as in effect immediately prior to such Change of Control and (ii) one and one half (1.5) times the Executive's Target Bonus Amount as in effect immediately prior to such Change of Control to such rabbi trust. The assets of such rabbi trust shall be used solely to make the severance payments to the Executive as required under this Agreement (or to reimburse the Company for severance payments it makes to the Executive); or to satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy. The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments to which she is entitled hereunder. Notwithstanding the foregoing, the provisions of this Section 9f shall not apply if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.

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g.            Excess Parachute Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 9g) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any equity awards, starting with stock options reversing accelerated vesting of those options with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options, thereafter reversing accelerated vesting of restricted stock on a pro rata basis.

All determinations required to be made under this Section 9g, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

2.              The Parties agree that Section 24 of the Employment Agreement is hereby amended to read as follows:

24.          409A Compliance. If the Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of her termination of employment, then her severance payments that are otherwise payable during the first six month period following the Executive’s termination of employment (to the extent that such severance payments constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations promulgated thereunder) shall be deferred until the date that is six months after the Executive’s termination of employment (or, if earlier, upon her death). Each salary continuation payment that is due under this Agreement shall be treated as a separate payment for purposes of Section 409A Code. This Agreement shall be interpreted to comply, or otherwise be exempt from, with the requirements of Code Section 409A. Accordingly, references to termination of employment hereunder shall be interpreted to mean “separation from service” as defined in regulations under Section 409A of the Code. All expenses under this Agreement that are reimbursable in accordance with Company policy shall be made as soon as practicable after Executive’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred.

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3.              The Parties agree that the grant agreement or other instruments evidencing each of Executive’s outstanding equity awards shall be deemed amended by this Amendment to the extent necessary to reflect the terms hereof effective immediately prior to the consummation of the Merger substantially in accordance with the terms of the Merger Agreement while Executive is employed by the Company.

[Remainder of page intetionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above; provided, however, that Paragraphs 1 and 3 of this Amendment shall become effective only if the Merger described in the Background above is consummated subtantially in accordance with the terms of the Merger Agreement while the Executive is employed by the Company.

PHARMATHENE, INC.

Name:	Brian Markison
Title:	Chairman, Compensation Committee

EXECUTIVE

Name:	Linda Chang

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